Zion Oil & Gas Newsletter

January 22, 2010
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Dear Shareholder and/or Friend of Zion...

Last week, I wrote that I am not going to continually repeat information that has already been sent to you and that when there is 'no news to report', I will write just that.

Well, for this week's update, there is 'news'... some good and some less so.

But, as Winston Churchill wrote, "Attitude is a little thing that makes a big difference", so we are moving forward without becoming disheartened by the past week's (hopefully temporary) setback.

At Zion, we are convinced that we will ultimately surmount all problems, because we are applying a solid professional approach to the job and because we have deep and enduring faith in our work.

Jeremiah (32:17) understood much when he said: "Lord G-d... you have made the heaven and the earth by your great power and stretched out arm, and there is nothing too hard for you."

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Here is this week's operations update.

 Drilling Operations at the Elijah #3 Well

The Elijah #3 site

In last week's update, I noted that we had drilled the Elijah #3 to a depth of approximately 10,938 feet (3,334 meters) and were still in the Asher Volcanic Complex.

Very shortly after the update was released, it became apparent that the drill string became stuck in the hole.

Although the well was cased from the surface down to 6,706 feet (2,044 meters), it appears that some of the formation of the uncased hole had 'crumbled' into the hole and caused the drill string to become stuck.

This sort of problem with volcanics is well known and we had previously taken steps to prevent such an occurrence (such as increasing the weight and the viscosity of the drilling mud).

However, the prevention could never be 100% guaranteed and, unlucky for us, the event actually happened.

In order to free the stuck drill string, we tried a number of different techniques that are, in such a situation, 'best practice' oil and gas procedures.

These had little effect, so we implemented a 'fishing' procedure with specially constructed tools suited to our specific requirements.  In the oilfield, 'fishing' is the term used to describe the process by which equipment stuck in the well is retrieved.  It is part ‘art’ and part ‘science’ and requires both skill and patience... and sometimes a little luck... to achieve success.

For example, we tried 'jarring' - jolting the pipe in the well, by imparting sharp jolts to the pipe. However, this procedure did not free the stuck pipe.

Having determined where the pipe was stuck, we then performed a 'back off' operation by unscrewing the stuck pipe with a 'string shot' (an explosive cord).

As I write this update, we have achieved initial success with the 'back off' operation, are rigging up to run 'wash pipe' and will attempt to 'wash over' the remaining fish in the hole.

'Wash pipe' is large diameter pipe with a cutting edge that can be used to wash over the fish. Drilling mud can then be pumped though the washpipe to clear debris from around the fish to prepare it for a fishing tool that can then retrieve the fish from the hole.

We remain 'cautiously optimistic' that we will soon get past the current obstacles and can then resume drilling towards our target depths.

The Ma'anit-Rehoboth #2 Well

The Ma'anit-Rehoboth #2 Well Site, showing the well head

The Ma'anit-Rehoboth #2 well was drilled to a depth of 17,913 feet (5,460 meters). The well penetrated a number of geologic formations that have been preliminarily deemed to have hydrocarbon potential and we retrieved a small quantity of crude oil.

The analysis of that oil is expected early next week and should provide us with insight as to the quality (but not the quantity) of the oil retrieved.  It should also help us to understand the geological source of the oil and this, in turn can help us to evaluate the recommendations by our engineering staff regarding further testing and completion procedures.

Since we completed drilling the well, we periodically open a surface valve to release pressure that has been built up in the well. This past week one of our staff opened a surface valve and found that there was a smell of oil and a thin layer of oily matter floating on top of the white foam that came out under pressure.

Our site geologist ran some tests on samples that were taken from the well and found that the samples 'fluoresced' - that is, they shone a faint green color under ultra violet light. This is an indicator that hydrocarbons were present in the sample. Our site geologist preliminarily determined that the sample may be a hydrocarbon condensate and sent it for chemical analysis.

At this stage, we are unsure as to whether we have made a discovery of any hydrocarbon reservoir or, if such a reservoir exists, whether it would be commercially viable. It may be several months before we are able to arrive at any conclusive determinations. However, what happened this week certainly gives us cause for optimism.

The Issachar-Zebulun Permit Area

No additional news to report this week.

We have been reprocessing all of the existing seismic and are planning to acquire, in March 2010, approximately 30 kilometers of field seismic, in the permit area.

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You may be interested to know that, during the week, the business press in Israel has been full of oil and gas related articles. It certainly is a hot topic in Israel at present.

Finally, early this past week I met with a representative of Aladdin Middle East Ltd and continued discussions regarding the drilling of additional wells for us, in order to progress and implement our multi-well program. In early February, some senior Aladdin Middle East Ltd executives plan to visit Israel. I mention this because there has been some recent publicity regarding the poor diplomatic relations between Turkey and Israel. In contrast, I would describe the relations between Zion Oil and Aladdin Middle East Ltd as 'excellent'.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

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Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.comhone: 1-888-891-9466
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